Advanced Series Trust
For the semi-annual period ended 6/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Small Cap Value
Portfolio (JPM sleeve)

1.   Name of Issuer: Solarwinds, Inc.

2.   Date of Purchase:  May 19, 2009

3.   Number of Securities Purchased:  12,116,279

4.   Dollar Amount of Purchase:  $151,453,488.00

5.   Price Per Unit:  $12.50

6.   Name(s) of Underwriter(s) or Dealer(s)
from whom purchased:  J.P. Morgan Securities Inc.

7.   Other Members of the Underwriting Syndicate:  J.P. Morgan
Securities Inc., Goldman Sachs & Co., Morgan Stanley & Co.
Incorporated, Jefferies & Company, Inc., Thomas Weisel Partners
LLC, Ladenburg Thalmann & Co. Inc.